UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2015 (January 30, 2015)

NV5 Holdings, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35849	45-3458017
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Park Road, Suite 350 Hollywood, Florida		33021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 495-2112

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 2.01.     Completion of Acquisition or Disposition of Assets

On January 30, 2015, NV5 Holdings, Inc., a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Agreement”) with Joslin, Lesser & Associates, Inc., a Massachusetts corporation (“JLA”), each of the holders of issued and outstanding shares of JLA (“the Sellers”), and Stuart D. Lesser, solely in his capacity as the stockholder representative, to acquire all of the outstanding equity interests in JLA, a program management and owner’s representation consulting firm that primarily services government owned facilities and public K through 12 school districts in the Boston, MA area.

Prior to entering into the Agreement, there was no material relationship between the Sellers and JLA, on the one hand, and the Company, any affiliate of the Company, or any director or officer of the Company or any associate of any director or officer of the Company, on the other hand. The parties completed the transaction simultaneously with entering into the Agreement.

The aggregate purchase price consideration paid by the Company to the Sellers in connection with the acquisition was up to $5.5 million, subject to customary Accounts Receivable/Work in Progress (as defined in the Agreement) adjustments in accordance with the terms of the Agreement. The Company funded the cash portion of the purchase price with cash on hand. Upon the closing of the JLA acquisition, the Company (i) paid cash in the aggregate amount of $2.25 million, (ii) issued 89,968 shares of its common stock representing $1.0 million, which shares are subject to a twelve-month lock-up provision, and (iii) issued promissory notes in the aggregate principal amount of $1.25 million (the “Notes”). The Notes are payable in four aggregate annual installments of $312,500 on each of January 30, 2016, 2017, 2018 and 2019. The Notes bear interest at the rate of 3.5% per annum, payable at the time the principal payments are due, and contain such other terms as are customary for promissory notes of this type. The purchase price also includes a non-interest bearing earn-out of up to $1.0 million, subject to the achievement of certain agreed upon financial metrics for calendar year 2015, and is payable in cash, promissory notes and the Company’s common stock.

The Agreement also contains other customary provisions, covenants, representations, and warranties made by JLA, the Sellers, and the Company that are typical in transactions of this size, type, and complexity.

The foregoing description of the Agreement and the JLA acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed herewith as Exhibit 2.1 and is incorporated by reference into this Item 2.01.

Item 8.01     Other Events.

On February 2, 2015, the Company issued a press release announcing the completion of the JLA acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference into this Item 8.01.

Item 9.01     Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report is required to be filed.

(d) Exhibits.

Exhibit No.	Description

2.1

Stock Purchase Agreement, dated as of January 30, 2015, by and among Joslin, Lesser & Associates, Inc. a Massachusetts corporation, each of the stockholders of Joslin, Lesser & Associates, Inc., Stuart D. Lesser, as the sole stockholder representative of Joslin, Lesser & Associates, Inc. and NV5 Holdings, Inc.

99.1	Press Release dated February 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2015	NV5 HOLDINGS, INC.
	By:	/s/ Michael P. Rama
		Name:	Michael P. Rama
		Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1

Stock Purchase Agreement, dated as of January 30, 2015, by and among Joslin, Lesser & Associates, Inc. a Massachusetts corporation, each of the stockholders of Joslin, Lesser & Associates, Inc., Stuart D. Lesser, as the sole stockholder representative of Joslin, Lesser & Associates, Inc. and NV5 Holdings, Inc.

99.1	Press Release dated February 2, 2015